SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934




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                                 SERANOVA, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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                  Investor Q&A Document for Silverline/SeraNova


Rationale for the Merger



Q: What is the rationale for the merger?

The merger with Silverline will create the largest global eBusiness services firm operating with an offshore delivery model, and a company that has scale and depth in both eBusiness and legacy solutions. Together, Silverline and SeraNova would address a much larger market opportunity more effectively. In addition, the combination would provide us with one of the largest global delivery back-bones of all IT companies. This combination would also provide a stable financial platform in which the combined company could invest in its growth and compete with its well-capitalized competitors. Challenging market conditions since SeraNova's spin-off from Intelligroup have made it difficult for SeraNova as an independent company to achieve the capitalization necessary for growth. So in summary, by combining we broaden the market opportunity we can address, we expand our capabilities to create broader and deeper customer relationships, and we can continue to invest in our growth. We strongly believe this combination will enhance growth and shareholder value.



Q: Why this merger at a time when SeraNova has posted excellent results by itself?

There are many reasons as to why this merger makes sense at this time. The two primary operational reasons are:

1. Business dynamics have shifted away from the dotcom driven market and we have seen that our traditional economy, Global 2000 clients are increasingly demanding eBusiness integrators who can provide full services
     - web-to-legacy system service offerings.

2. These Global 2000 clients are also returning to traditional IT investment metrics on cost effectiveness and business case justification, rather than 'time-to-market' propositions that have driven the industry for the last 12 to 18 months. This means that the premiums for time-to-market are disappearing and there will be inevitable pressure on billing rates for integrators. With Silverline, we expand our ability to deliver projects at optimal pricing to customers.

The proposed combination of SeraNova and Silverline's offshore delivery systems would immediately provide a size and scale to position the combined company as a major competitor not only to US-based eBusiness services firms, but also to the traditional Indian offshore companies.



Q: When did the companies first start talking with each other?

The companies started talking, when Silverline first made an unsolicited approach to SeraNova around mid October 2000.


Valuation & Trading Questions

What is the purchase price per SeraNova share?

The value of the consideration offered in the merger agreement for the shares of SeraNova common stock will depend on the market value of Silverline American depositary shares (ADSs) at the time of closing the merger and so will fluctuate until the closing date. Below is a sample



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calculation (using the prices of SeraNova common stock and Silverline ADSs as of close of trading on 10/26/00) to illustrate how such value will be determined:

Sample Calculation:

o As of close of trading on 10/26/00, the day before the merger was announced, the closing price of each Silverline ADS was $15.8750

o For each share of common stock of SeraNova, you would receive 0.35 of a Silverline ADS

o    Value per SeraNova common share on 10/26/00 = 0.35 x $15.8750 = $5.5563



Q: What is the total value of the transaction?

Under the merger agreement, the value of the transaction will be comprised of the $99 million in Silverline ADSs (based on the 10/26/00 market price of these ADSs of $15.875) plus the assumption by Silverline of SeraNova's indebtedness currently in the amount of approximately $11.5 million. The final value to SeraNova shareholders will depend on Silverline's ADS price on the closing date. The total value of the transaction will be equal to:

   0.35 x Silverline ADS price x number of outstanding SeraNova common shares

                                      PLUS

           Total amount of SeraNova liabilities assumed by Silverline



Q: Does management think this is a fair valuation of the company?

Yes. SeraNova's Board and its advisors believe that the exchange ratio is and will continue to be a fair ratio. There is no indication that if we had waited, we could have gotten a better premium for SeraNova shares. The chances are, in this market environment and the way the sector has performed since the merger announcement, the market capitalization of the Company could be well below the Silverline deal valuation.



Q: What are the main conditions to the merger? When will SeraNova shareholders be asked to vote on the merger?

Silverline is required to file a Form F-4 with the Securities and Exchange Commission (SEC), and SeraNova and Silverline must make a Hart-Scott-Rodino filing with the Federal Trade Commission and the Department of Justice as well as obtain the approval of the Reserve Bank of India. We expect the approval process to be completed early in 2001.

Meetings of the shareholders of SeraNova and Silverline will be called to separately consider whether to approve the merger agreement. Sometime during the first quarter 2001, SeraNova and Silverline will issue a joint proxy statement/prospectus with respect to those meetings. We urge all SeraNova shareholders to read this joint proxy statement/prospectus when it becomes available because it will contain important data for making an informed voting decision. You will be able to obtain the proxy statement free of charge at the SEC's website at http://www.sec.gov. You will also be able to obtain a copy free of charge from SeraNova through the investor/financial page of our website at http://www.seranova.com.

Q: When will SeraNova shareholders receive their Silverline ADSs?

ADSs of Silverline will be distributed to SeraNova shareholders upon closing of the transaction. The two companies expect the transaction to be completed early in 2001.

Q: What is an ADS?

ADS stands for American depositary share. Silverline ADSs are negotiable securities which represent ownership interests in equity shares of Silverline that are on deposit with Morgan



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Guaranty  Trust Company of New York.  One  Silverline  ADS represents two equity shares of Silverline. The Silverline ADSs trade on the New York Stock Exchange, under the symbol SLT.

Q: How much longer will SeraNova be trading?

SeraNova stock will trade on Nasdaq until the closing date of the merger.

Q: Are there any tax implications to shareholders?

Please refer to SeraNova's and Silverline's joint proxy statement on the merger, when it is issued, for a discussion of tax consequences.

Q: Does this merger mean that SeraNova is in need of cash?

A high-growth business always needs cash to invest in future growth. This combination provides a stable financial platform and would allow the combined company to make investments in its growth and compete with its well-capitalized competitors. Challenging market conditions since our spin-off from Intelligroup last July have made it difficult for SeraNova as an independent company to pursue capitalization opportunities. We strongly believe this combination will enhance shareholder value, by providing the capitalization required to support high-growth.

Q: Is Silverline taking over all of SeraNova's debt?

Yes.  SeraNova's term debt on November 20, 2000 is approximately $11.5 million.



Management

Q: What role will SeraNova executive management play in the combined company?

All senior SeraNova executives will continue to actively manage SeraNova as a unit of Silverline and participate in the management and execution of the strategy for the combined company.

Q: Under SEC rules, who are the "participants in the solicitation" for proxies to vote at the special meeting of SeraNova shareholders at which the merger will be considered for approval?

The participants in the solicitation are SeraNova and its four directors: Raj Koneru, Ravi Singh, Nagarjun Valluripalli and James E. Abbott. As of November 20, Mr. Koneru beneficially owns 2,198,420 shares of common stock and options to purchase 435,645 shares; Mr. Singh beneficially owns no shares of common stock and options to purchase 261,387 shares; Mr. Valluripalli beneficially owns 1,661,721 shares of SeraNova common stock and options to purchase 75,000 shares; and Mr. Abbott beneficially owns no shares of SeraNova common stock and options to purchase 50,000 shares.

Q: How much of the combined company will be held by SeraNova executive management?

Based on their current ownership of SeraNova common stock, we estimate that the directors and executive officers of SeraNova as a group will receive an aggregate of approximately 1.35 million Silverline ADSs in the merger. In addition, all their employee and director stock options will be converted into options to purchase an aggregate of approximately 1.7 million Silverline ADSs based on the exchange ratio of the merger.

Q: How does this merger impact the relationship with Intelligroup?

Since the spin-off on July 6, 2000, SeraNova has been a completely separate company from Intelligroup. This merger in no way changes that. Silverline will assume all of SeraNova's indebtedness to Intelligroup, which is currently $11.5 million.


Clients, Marketing & Branding

Q:  Do you anticipate any resistance from your largest clients?



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




We do not anticipate any resistance from our large clients. In fact, we believe they will be excited as we can serve their needs even more effectively.

Q: Will you rebrand SeraNova under the Silverline name?

There is no plan to do so at present. Decisions on the branding of the combined company will be taken in due course.


Personnel

Q: Will there be significant employee overlap? Can we expect to see significant job losses?

Because of the excellent client, functional and geographic synergy between the two companies, there is expected to be minimal adverse impact on employees. We do expect, however, to take steps to organize the combined company to maximize cross-selling and servicing opportunities with our Global 2000 clients, as well as to seek improved efficiencies in our back-office functions. We anticipate minimal job disruption.

Q: Will you retain all of SeraNova's existing offices and delivery centers?

There is no plan to reduce the geographic coverage of the combined company. We expect to rationalize facilities where the two companies have locations in common cities, in order to gain infrastructure and cost advantages.



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